As filed with the Securities and Exchange Commission on February 24, 2014

Registration No. 333-111175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEC ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Kansas	48-0905805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4441 West Airport Freeway, Irving, Texas 75062

(Address of Principal Executive Offices and Zip Code)

CEC Entertainment, Inc. 1997 Non-Statutory Stock Option Plan

(Full title of the plans)

Michael H. Magusiak

President and Chief Executive Officer

4441 West Airport Freeway

Irving, Texas 75062

(Name and address of agent for service)

(972) 258-8507

(Telephone number, including area code, of agent for service)

with copies of communications to:

John A. Granda, Esq.

Stinson Leonard Street LLP

1201 Walnut, Suite 2900

Kansas City, Missouri 64106

(816) 691-3188

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This post-effective amendment No. 1 (this “Amendment”), filed by CEC Entertainment, Inc., a Kansas corporation (the “Company”), deregisters the shares of common stock of the Company, $0.10 par value per share (the “Common Stock”) and any attached rights issued pursuant to the Rights Agreement, dated January 15, 2014, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights,” and along with the Common Stock, collectively, the “Shares”), issuable under the Company’s 1997 Non-Statutory Stock Option Plan, which were registered on the Registration Statement on Form S-8 (Registration No. 333-111175) originally filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2003 (the “Registration Statement”), and that remain unsold as of the date of this Amendment.

On February 14, 2014, pursuant to an Agreement and Plan of Merger, dated as of January 15, 2014 (the “Merger Agreement”), among the Company, Queso Holdings, Inc., a Delaware corporation (“Parent”) and Q Merger Sub Inc., a Kansas corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company as the surviving corporation in the Merger and continuing as a wholly-owned subsidiary of Parent (the “Merger”). Pursuant to the Merger Agreement, Parent and Merger Sub agreed to make a tender offer for all of the outstanding Shares, at a price of $54.00 per Share, net to the seller in cash, without interest. The Merger became effective upon filing the Certificate of Ownership and Merger with the Secretary of State of the State of Kansas on February 14, 2014 (the “Effective Time”). Immediately prior to the time the Company accepted the Shares for payment in the tender offer, the Rights expired in accordance with their terms without any payment in respect thereof.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements on file with the Commission, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Irving, State of Texas, on this 24 day of February 2014.

CEC ENTERTAINMENT, INC.

By:	/s/ Jay Young
Jay Young Senior Vice President and General Counsel

In reliance on Rule 478 of the Securities Act of 1933, no other person is required to sign this post-effective amendment to the registration statement.